dated 15 June 2023

Urban Logistics Acquisitions 4 Limited

and

PFS Global Services UK Limited

and

PFS Web Inc

Underlease of Whole

in relation to premises known as Radial 27, 11 Barnes Wallis Road, Segensworth (also known as unit P9 and T1)

We hereby certify this to be a true copy of the original which has been seen by me

Dated this 20 day of June 2023

Trowers & Hamlins LLP

Solicitor
Trowers & Hamlins LLP
Heron House
Manchester
M2 5HD

Trowers & Hamlins LLP
3 Bunhill Row
London
EC1Y 8YZ

t +44 (0)20 7423 8000
f +44 (0)20 7423 8001
www.trowers.com

Contents

Page

1	Definitions and interpretation	1
2	Demise and rents	6
3	Rent review	7
4	Tenant's covenants	10
5	Landlord's covenant	27
6	Insurance	28
7	General provisions	28
8	Surety	34
9	Environmental Provisions	37
10	New lease	37
Schedule 1 - Easements and other rights included in the demise		38
Schedule 2 - Reservations out of the demise		39
Schedule 3 - Rent review memorandum		40
Schedule 4 - Documents that affect or relate to the Property		41
Schedule 5 - Authorised Guarantee Agreement		42
Schedule 6 - Surety's obligations on assignment		47
Schedule 7 - Insurance		51
Schedule 8 - Schedule of Condition		57

[Note: Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.]

HM Land Registry
Prescribed clauses

LR1	**Date of Lease** 15 June 2023
LR2 **LR2.1** **LR2.2**	**Title number(s)** **Landlord's title number(s)** HP615479 and HP461665 **Other title numbers** HP441002
LR3	**Parties to this underlease** **Landlord:** **Urban Logistics Acquisitions 4 Limited** (company registration number 12873450) whose registered office is at Bond House, 19-20 Woodstock Street, Mayfair, United Kingdom, W1C 2AN **Tenant:** **PFS GLOBAL SERVICES UK LIMITED** (company registration number 03616118) whose registered office is at Unit 7, Mountpark Southampton, Wide Lane, Southampton, England, SO18 2FA **Other parties:** Specify capacity of each party, for example "management company", "guarantor", etc. **PFS Web Inc** incorporated and registered in the State of Delaware in the United States of America with file number 3062550, whose registered office in Delaware is 251 Little Falls Drive, Wilmington, DE 19808 and whose address is at 505 Millennium Drive, Allen, TX75013 USA
LR4	**Property** **In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause *will* prevail.** The land known as Radial 27, 11 Barnes Wallis Road, Segensworth (also known as unit P9 and T1) registered with title numbers HP615479 and HP461665 shown for ease of reference edged red on Plan 1 and Plan 2 (defined in clause 1.1) including: all buildings, erections, structures, Plant (defined in clause 1.1), Conduits (within the Property and exclusively serving the same), fixtures, fittings, things and all appurtenances of the land together with all additions, alterations and improvements to them which are carried out during the Term (defined in clause 1.1). The Property is leased without the benefit of any existing easements other than those which are expressly referred to in Schedule 1.
LR5	**Prescribed statements etc.**

LR5.1 LR5.2 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003. None. This lease is made under, or by reference to, provisions of: None. LR6 Term for which the Property is leased From and including: I S f '"cre- 2023 To and including: I + ;ucr4- 2033 LR7 Premium None LR8 Prohibitions or restrictions on disposing of this lease This lease contains a provision that prohibits or restricts dispositions. LR9 Rights of acquisition etc. LR9.1 Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Propefi, or to acquire an interest in other land None LR9.2 Tenant's covenant to (or offer to) surrender this lease None. LR9.3 Landlord's contractual rights to acquire this lease None. LRlO Restrictive covenants given in this lease by the Landlord in respect of land other than the Property None LRl1 LR11.1 LR11.2 Easements Easements granted by this lease for the benefit of the Property See Schedule 1. Easements granted or under this lease over the Property for the benefit of other property

See Schedule 2. LRl2 Estate rentcharge burdening the Property None. LR13 Application for standard form of restriction None. LR14 Declaration of trust where there is more than one person comprising the Tenant Not applicable.

Agreed terms 1 Definitions and interpretation 1.1 Definitions ln this Underlease the following words and expressions have the meaning specified except when expressly stated to the contrary. 1925 Act means the Law of Property Act 1925; 1927 Act means the Landlord and Tenant Acl1927; 1954 Act means the Landlord and Tenant Act 1954; 1988 Act means the Local Government Finance Act 1988; 1995 Act means the Landlord and Tenant (Covenants) Act 1995; 2007 Act means the Tribunals, Courts and Enforcement Act 2007; Asbestos Regulations mean the Controlof Asbestos Regulations 2012 (Sl 20121632) and any other regulations from time to time concerning the control of and exposure to asbestos under the Health and Safety at Work etc. Act 1974; Base Rate means the base lending rate for the time being of The Royal Bank of Scotland plc or another member of Chaps Clearing Company Limited nominated from time to time by the Landlord or if the base lending rate is abolished such other rate as the Landlord will from time to time reasonably determine; Basic Rent means: I t O clobe-c from and including ['nse*-Cate fottr menths after I €emm€ficerrsntl 2023, f786,962.00 per annum (exclusive of VAT);and (a) (b) then as revised pursuant to clause 3 and any interim rent determined as payable in accordance with the Landlord and TenantAct 1954; I S \w'r c- Break Date means 2023; Building means the building on the part of the Propefi shown on Plan 1 Building Systems mean the lifts, water and space heating, ventilation, air-conditioning, lighting, fire detection and control, security, pollution monitoring and control, energy efficiency and similar systems and related plant, equipment and conduits; CIL means the Community lnfrastructure Levy under the CIL Regulations; CIL Regulations mean any regulations regarding the Community lnfrastructure Levy under the Planning Act 2008; rHL.158117944.7 HZE.1 00813.00000

CDM Regulations mean the Construction (Design and Management) Regulations 2015 (sr 2015/51); Common Facilities means all Conduits, structures, walls, fences, roads, paths, works, services or facilities used in common by the Premises and any adjoining premises or by the owners or occupiers of them including any "party structures", "party walls" and "party fence walls" within the meaning of the Party Wall etc Act 1996; Conduits mean all or any of the sewers, drains, channels, gutters, gullies, ducts, pipes, wires, cables, watercourses and any conducting media and ancillary apparatus now laid or during the Term laid, over or under the Property or serving them now or during the Term; Energy Efficiency Regulations mean the Energy Efficiency (Private Rented Property) (England and Wales) Regulations 2015 (Sl 962); Environment means all or any of air, water and land including any within buildings and any other natural or man-made structures above or below ground; Environmenta! Law means all rules of common law, principles of equity and rules of any court or other tribunal of competent jurisdiction, all legislation, all notices, directions, impositions or requirements of any competent authority relating to the protection of human health and safety, the protection of property and proprietary rights or the protection of the Environment or the generation, transportation, storage, use, treatment or disposal of Hazardous Substances; Environmental Management Plan means any plan produced by or on behalf of the Landlord from time to time to reduce the energy and water usage within and/or improve the levels of waste management and recycling at the Propefi; EPC means an Energy Performance Certificate under the EPC Regulations; EPC Regulations mean the Energy Performance of Buildings (Certificates and lnspections) (England And Wales) Regulations 2007 (Sl 2007/991) as amended by the Energy Performance of Buildings (Certificates and lnspections) (England and Wales) (Amendment) Regulations 2011 (Sl 201112452) and the Energy Performance of Buildings (England and Wales) Regulations 2012 (Sl 201213118); Fire Safety Order means the Regulatory Reform (Fire Safety) Order 2005 (Sl 200511541); Hazardous Substance means waste (as defined in the Environmental Protection Act 1990) and any substance whatsoever in any form (whether alone or in combination with any other substance) that is capable of causing harm to man or to any living organism supported by the Environment or of damaging the Environment or public health or welfare or the presence of which would be a breach of any Environmental Law; Head Lease means the P9 Lease and the T1 Lease Lawful Occupier means any persons in the Property expressly or impliedly with the Tenant's authority, including any tenants of any sub-leases granted otherwise than in breach of this Underlease and their respective workmen, agents, employees and visitors; THL.'1581 17944.7 HZE. I 0081 3.00000a

Losses mean all liabilities incurred by the Landlord; all damage and loss suffered by the Landlord; all damages, compensation and penalties (whether direct, indirect or otherwise) awarded against the Landlord; all claims, demands, actions and proceedings made or brought against the Landlord; and all fees and costs properly incurred by the Landlord; Neighbouring Property means any land or building (whether belonging to the Landlord or not) near to or adjoining the Property; P9 Lease means the lease of Site Pg dated 08 April 2002 made between (1) P&H (1925) Limited and (2) Valedrake Limited and Jetmex Limited which is registered at HM Land Registry under title number HP615479; P9 Superior Lease means the lease of Site P9 dated 17 January 1992 made between (1) Hampshire County Council and (2) P & H (1925) Limited which is registered at HM Land Registry under title number HP441002 for a term of 125 years from 12 December 1990. Permitted User means (i) as regards the Building use within as Class 88 of the Town and Country Planning (Use Classes) Order 1987 (S119871764) as itwas enacted atthe date of this Underlease with ancillary offices and facilities and (ii) as regards the premises demised by the T1 Lease use as a car park in connection with the use of the Building; Permitted Part any part of the Property which is capable of separate and independent use; Plans means the plans attached to this Underlease; Planning Acts include (without limitation) the Town and Country Planning Act't990, the Planning (Listed Buildings and Conservation Areas)Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning and Compensation Act 1991 , the Planning and Compulsory Purchase Act 2004; the Planning Act 2008; the Localism Act 2011;the GroMh and lnfrastructure Act 2013; the Housing and Planning Act 2016 and the Neighbourhood Planning Act 2017 and any similar legislation; PIant includes lifts, lift machinery, hoists, boilers and other space and water heating machinery and equipment, air conditioning plant, connecting piping, radiators, hot or cold water storage vessels, calorifiers, steam or air pressure vessels, oil firing equipment, motor valves and pumps and lighting machinery and equipment on the Property (other than Tenant's fixtures and fittings); President means the President for the time being of the Royal lnstitution of Chartered Surveyors or a person acting on his behalf or if at the relevant time that lnstitution does not exist then an officer of a professional body of surveyors designated by the Landlord, acting reasonably; Property means the land specified in prescribed clause LR4; Relevant Former Tenant means any former tenant under this Underlease who was not released on earlier assignment of this Underlease under Section 1 1 of the 1995 Act; rs; Rent Commencement Date means eem,meneement-#s] 2023 ; THL.158',117944.7 HZE. l 0081 3.00000

Plan 1

HM Land Registry
Official copy of title plan

Title number **HP615479**
Ordnance Survey map reference **SU5307NW**
Scale **1:1250 enlarged from 1:2500**
Administrative area **Hampshire : Fareham**

©Crown Copyright. Produced by HM Land Registry. Reproduction in whole or in part is prohibited without the prior written permission of Ordnance Survey. Licence Number 100026316

The land tinted green is not included in this title.


N
BARNES WALLIS ROAD

This official copy is incomplete without the preceding notes page.

Plan 2

H.M. LAND REGISTRY	TITLE NUMBER HP461665

ORDNANCE SURVEY PLAN REFERENCE	SU5307NW	Scale 1/1250
COUNTY HAMPSHIRE	DISTRICT FAREHAM	(c) Crown Copyright



The boundaries shown by dotted lines have been plotted from the plans on the deeds. The title plan may be updated from later survey information
El Sub Sta
BRUNEL WAY
BARNES WALLIS ROAD
El Sub Sta
FILED PLAN
H.M. LAND REGISTRY

This official copy is incomplete without the preceding notes page.

Quarter Days mean 25 March, 24 June,29 September and 25 December in each year (or if such days are statutory or public holidays or fall on a Saturday or Sunday, any of those days is not a Working Day, next immediately following Working Day); Schedule of Condition means the schedule of condition annexed at Schedule B; Sub-Standard Property has the meaning given by Regulation 22 of the Energy Efficiency Regulations; Surveyor means the surveyor for the time being of the Landlord who may be a person employed by or connected with the Landlord and who will act as an expert unless othenruise specified in this Underlease or directed by the Landlord; T1 Lease means the lease of Unit T1 dated 20 April 1993 made between (1) Hampshire County Counciland (2) P&H (1925) Limited which is registered at HM Land Registry under title number HP461665; Term means the term described in prescribed clause LR6; Third Party Rights mean all rights, covenants and restrictions affecting the Property including the matters referred to in the property and charges registers maintained at H M Land Registry under title numbers HP61 5479 and HP461665; this Underlease means this deed and any document that is supplemental to or collateral with it or that is entered into pursuant to or in accordance with its terms; VAT means value added tax chargeable under the Value Added Tax Act 1994 or any similar replacement or additional tax; and Working Day means any day, which is not a Saturday, Sunday or any other statutory or public holiday and Working Days shall be construed accordingly. 1.2.1 \Mere there are two or more persons included in the expression the Tenant or the Surety covenants and obligations entered into by those persons will be deemed to be entered into by those persons jointly and severally. 1.2.2 1.2.3 Unless otherwise specified in this Underlease references to any legislation are to that legislation as extended, modified, amended, re-enacted or replaced at the date upon which its construction is relevant for the purposes of this Underlease and not as originally enacted. 1.2.4 References generally to legislation include statutory instruments, regulations and other derivative legislation and include existing legislation and that which comes into effect during the Term. THL.158117944.7 HZE.1008r 3.000004 1.2 lnterpretation Where there are two or more persons included in the expression the Tenant or the Surety an event or something will be deemed to have occurred if it happens to any one of them for the purposes of this Underlease.

1.2.5 Any covenant by the Tenant or the Surety not to do or omit any act or thing will be taken to include a covenant not to permit the doing or omission of that act or thing. The expression the Landlord means the person for the time being entitled to the reversion immediately expectant on the end of the Term howsoever determined. 1.2.7 The expression the Tenant includes the Tenant's successors in title 1.2.8 The expression the Surety includes any person who has guaranteed the obligations of the Tenant under this Underlease and his personal representatives. 1.2.9 The expression the Superior Landlord means the person for the time being entitled to the immediate reversion to the Head Lease and the P9 Superior Lease and/or any person at any time having an estate or interest in the Property in reversion expectant upon the determination of the Landlord's estate or interest; 1.2.10 Any reference to a person includes reference to an individual, firm, partnership, company, association, organisation or trust and in each case whether or not having a separate legal personality; 1.2.11 Any reference to a company includes any company, corporation or any other body corporate wherever incorporated. 1.2.12 reference to the Common Facilities or the Property means the whole or an individual part or parts unless inappropriate in the context used; 1.2.13 The headings above the clauses and the contents pages of this Underlease are for reference only and are not to affect its construction. 1.2.14 Any reference to a clause or schedule without further designation is a reference to a clause or schedule of this Underlease. 1.2.15 Any reference to a prescribed clause without further designation is to the relevant prescribed clause LR1 to LR14 (inclusive) appearing immediately after the contents table in this Underlease. 1.2.16 Any consent required by the Tenant from the Landlord under this Underlease is to be by deed to be valid. 1.2.17 Rights excepted, reserved or granted to the Landlord are to be construed as excepted, reserved or granted to the Landlord the Superior Landlord and all persons authorised by them; 1.2.18 Rights granted by the Landlord are granted insofar as the Landlord is able to grant them and in common with the Landlord the Superior Landlord and all persons authorised by them, 1.2.19 \y'Vhere the Tenant is required to obtain the Landlord's consent before doing something it will be deemed to need also the written consent of any mortgagee of the reversion to the Term in the Property unless the Landlord says otherwise. THL.158117944.7 HZE.'t 00813.000005 1.2.6

1.2.20 References to the end of the Term mean the date on which the Term ends whether by effluxion of time or earlier termination by any means. 1.2.21 lf any provision (or part of a provision) of this Underlease is held to be invalid, unenforceable or illegal, then it shall not affect the validity of the remaining provisions. 1.2.22 For the purposes of this Underlease, two companies are members of the same group if one of them is the subsidiary of the other, or both are subsidiaries of a third company, subsidiary having the meaning given to it in section 1 159 of the Companies Act 2006 and Group Company and Group Companies will be construed accordingly. 2 Demise and rents 2.1 ln consideration of the rents under this Underlease and of the tenant covenants and the Surety and of the conditions in this Underlease the Landlord at the request of the Surety with full title guarantee: 2.1.1 lets the Property to the Tenant for the Term; 2.1.2 grants to the Tenant the rights in the Schedule 1; and 2.1.3 excepts and reserves the matters in the Schedule 2. 2.2 This Underlease is granted subject to the Third Party Rights. 2.3 The Landlord reserves as rent and the Tenant must pay to the Landlord during the Term 2.3.1 the Basic Rent by equal quarterly payments in advance on the Quarter Days the first payment being made on the Rent Commencement Date which shall be the proportion calculated on a daily basis in respect of the period from and including the Rent Commencement Date untilthe following Quarter Day; 2.3.2 as further and additional rent (a) the amounts specified in paragraph 4 of Schedule 7 as payable by the Tenant; (b) all costs and expenses demanded of the Landlord or the Tenant in connection with any of the Common Facilities; (c) such sums which are payable under the Head Lease and the P9 Superior Lease which may be due from the Landlord to the Superior Landlord for the cost of "landscape maintenance work" (as that expression is defined in the P9 Superior lease and the T1 Lease) (d) interest on any rents or other money under this Underlease which (except in the case of the Basic Rent) are unpaid for more than ten Working Days after becoming due at the rate of 4o/o above the Base Rate starting on and including the day upon which the payment in question was due until the date on which it is actually paid; THL.158117944.7 HZE. l 0081 3.000006

(e) all Losses howsoever arising from any breach by the Tenant of any of the terms of this Underlease; and any VAT chargeable on the Basic Rent and other sums due under this Underlease. 3 Rent review 3.1 Definitions ln this clause the following additional definitions apply: Assumptions are that (a) the Property is ready for fitting-out by the willing tenant for the purposes of its business but, by the Review Date, the willing tenant has received the benefit of and enjoyed a rent-free period or other allowance made in respect of the fitting-out of the Property for the purpose of the business such as would be made or allowed by a willing landlord on the grant of the lease to the willing tenant; (b) the Property may lawfully be used throughout the Term for the Permitted User or for any purpose that is within Class 88 of the schedule to the Town and Country Planning (Use Classes) Order 1987 (Sl 1987/764) as it was enacted at the date of this Underlease, (and any actual terms of the user covenant in clause4.10 or otherwise is to be disregarded) and that no capital is required to be expended upon the Property to enable it to be so used; (c) that no work has been carried out or omitted to be carried out to the Propefi which has diminished the market rent; (d) that if the Property has been damaged or destroyed it has been fully reinstated, (e) that the covenants and conditions in this Underlease have been fully performed and observed and that the Propefi and the Conduits are in good and substantial repair and condition; and there is not in operation any legislation that has the effect of regulating or restricting the amount of rent of the Property that might othenruise be payable; Current Rent Basic Rent under this Underlease payable immediately before the relevant Review Date (or which would then be payable but for any rent free periods or concessions or abatement or suspension or restriction on the right of collection or reduction pursuant to clause 7.12 of this Lease); (0 (0 THL.158117944.7 HZE.1 0081 3.000007

I 5; 5 -rcrL Review Date 2028 or any date deemed a Review Date under clause 3.7; and Shortfall means the difference between: (a) the market rent as agreed or determined that is payable by the Tenant for the period starting on and including the Review Date until (and including) the day before the Quarter Day following the date of such agreement or determination and (b) the Current Rent actually paid for that period. 3.2 Upwards only review The Basic Rent is to be from and including the Review Date the higher of: 3.2.1 the Current Rent; and 3.2.2 the market rent agreed or determined in accordance with this clause 3. 3.3 Market rent For the purposes of this Underlease, the market rent is to be the annual market rent which the Property as a whole might reasonably be expected to be let in the open market by a willing landlord to a willing tenant: 3.3.1 with vacant possession; 3.3.2 for a term equal to the residue of the Term or a term of five years, commencing on the Review Date; 3.3.3 without the payment of any premium by the willing tenant; 3.3.4 on the same terms as this Underlease (except as to the length of the term and the amount of the Basic Rent but with the same provisions for its review); and 3.3.5 making the Assumptions 3.4 Matters to be disregarded ln agreeing or determining the market rent, the effect upon it of the following matters is to be disregarded: 3.4.1 the occupation of the Propefty by the Tenant; 3.4.2 any goodwill attached to the Property because of the carrying on at the Property of the trade or business of the Tenant; 3.4.3 any improvements to the Property made by the Tenant with the consent of the Landlord (where required) other than those: (a) made in pursuance of an obligation to the Landlord or its predecessors in title; and (b) to which the Landlord has made a financial contribution or for which the Landlord will be liable to pay compensation; THL.'1581 17944.7 HZE. l 0081 3.000008

3.4.4 any conditions in any planning permission obtained by the Tenant that adversely affect the rental value of the Property. and in this clause 3.4 reference to the Tenant includes predecessors in title to the Tenant and sub-tenants of the Tenant and their predecessors in title respectively. 3.5 Procedure 3.5.1 During the 12 months ending on the Review Date the Landlord and the Tenant will try to agree the market rent. 3.5.2 lf they have not agreed the market rent by the date that is three months before the Review Date, then the market rent is to be referred for determination by arbitration in accordance with clause 3.5.3 to clause 3.5.9 inclusive. 3.5.3 The arbitrator will be nominated by the Landlord and the Tenant jointly but if they cannot agree on the identity of the arbitrator by the date that is six weeks before the Review Date then the arbitrator is to be nominated by the President on the application of either the Landlord or the Tenant. 3.5.4 The arbitrator will be an independent chartered surveyor of recognised standing and a member of a leading firm of surveyors who has been in practice continuously in England and Wales for a relevant and suitable period preceding the application under clause 3.5.3 and who has recent experience in valuing land of a kind and character similar to the Property in region of the Propefi. 3.5.5 The arbitrator will be required to give written notice to the Landlord and the Tenant inviting each of them to submit to him (simultaneously sending a copy to the other party) within reasonable time that he has stipulated a proposal for the market rent supported by all or any of: (a) a statement of reasons; (b) a professional rentalvaluation; and (c) information in respect of any other relevant matters. 3.s.6 The arbitrator may give the Landlord and Tenant the opportunity to submit to him counter-submissions in respect of each other's proposals submitted under clause 3.5.5. 3.5.7 The arbitrator will be required, on written request of either the Landlord or the Tenant, to conduct a hearing in order to assess the market rent and not proceed solely on the basis of written submissions and other matters referred to in this clause 3.5. 3.5.8 The costs of the arbitration are to be paid according to the award of the arbitrator 3.5.9 THL.'t58117944.7 HZE.1 0081 3.00000I The arbitration is othenruise to be conducted in accordance with the Arbitration Act 1996.

3.6 3.7 3.8 3.9 4.1 Rental adjustments lf the market rent has not been agreed or determined by the Review Date the Tenant will: 3.6.1 continue to pay the Current Rent on account of the Basic Rent; and 3.6.2 pay in addition the Shortfallwithin five Working Days following date on which the market rent is agreed or determined; and 3.6.3 pay interest at the Base Rate on the Shortfall (calculated on the Shortfall starting on and including the day upon which each instalment of the Shortfall was due until the date of actual payment of the Shortfall). Restrictions u nder Iegislation lf because of any legislation the amount of the Basic Rent payable as from the Review Date is less than it would have been if the legislation had not been in force then the Landlord may whenever the restriction is removed, relaxed or modified be entitled on giving not less than one month's written notice to the Tenant expiring on or after the date of each removal, relaxation or modification require that a date specified in the notice will be a Review Date for the purposes of this Underlease. Memorandum As soon as possible after agreement or determination of the market rent the Landlord and the Tenant will record the revised rent in a memorandum in the form in Schedule 3 which each will sign and exchange between them. Time is not of the essence Time is not of the essence in the operation of this clause 3 Tenant's covenants The Tenant covenants with the Landlord as follows: Rent 4.1.1 The Tenant will pay the rents under clause2 al the times and in the manner required by this Underlease without any deduction or set off other than deductions the Tenant is required by law to make. 4.1.2 lf the Landlord so requires the Tenant will pay the rents reserved under clause 2 by banke/s standing order. 4.2 Outgoings 4.2.1 The Tenant will pay and will indemnify the Landlord against all existing and future rates, taxes, levies, costs, charges, outgoings and impositions (of whatever nature) payable during the Term in respect of the Property, its use or occupation (including without limitation energy consumption and carbon emissions), and any works carried out to it that are now or may at any time be assessed, charged or imposed on the Property or on the owner or occupier of them but this obligation 4 THL.1581 17944.7 10 HZE. I 0081 3.00000

4.2.2 4.2.3 4.2.4 4.3 Repair and decoration 4.3.1 The Tenant will keep the Property in good and substantial repair condition and decoration provided that nothing in this Underlease shall require the Tenant to put keep or yield up the Property in any better state of repair condition or decoration than as evidenced in the Schedule of Condition. 4.3.2 The Tenant's obligation under this clause 4.3 does not extend to damage by the lnsured Risks (as defined in Schedule 7) against which the Landlord has at the relevant time actually insured against except to the extent that the insurance money cannot be recovered because of any act or default of the Tenant or any LawfulOccupier. 4.3.3 lf the Property requires renewal or replacement by the Tenant pursuant to an obligation in this Underlease then the Tenant will carry out the renewal or replacement: (a) in accordance with plans and specifications that have been approved in writing by the Landlord, such approval not to be unreasonably withheld or delayed, and (b) to the reasonable satisfaction of the Landlord 4.3.4 The Tenant will (a) maintain contracts with persons experienced in such matters to inspect, maintain and repair any Plant, and (b) supply copies of the contracts to the Landlord on request 4.3.5 The Tenant's obligations under this clause extend to renewal and replacement if appropriate and where beyond reasonable economic repair to maintain the Plant shall not extend to any taxes payable by the Landlord in connection with a disposition of the reversion to this Underlease or any taxes other than VAT payable by the Landlord by reason of the receipt of any rents due under this Underlease. ln the absence of direct assessment, charge, or imposition, on the Propefi, the Tenant will pay to the Landlord a fair proportion of them as determined by the Landlord acting reasonably. The Tenant will pay to the relevant suppliers all charges (including meter rents and standing charges) for services or utilities (including water, sewerage, electricity, gas, and telecommunications) used at, removed from, or supplied to the Property. The Tenant will comply with all requirements and regulations of the relevant suppliers related to (a) the services mentioned in clause 4.2.3; and (b) all appropriate installations and equipment at the Property THL 158'l 17944.7 11 HZE.l 0081 3.00000

4.4 4.5 in good and substantial repair. The Tenant will prepare, paint or othenarise appropriately treat with good quality materials and in a good and workmanlike manner all the outside surfaces of the Propefi usually or requiring to be prepared, painted or otherwise treated (a) at least in every third year of the Term, and (b) in the last three months of the Term (howsoever determined) 4.3.6 The Tenant will obtain the prior written approval of the Landlord to the tints, colours and patterns of all works of painting and treating in the last three months of the Term (howsoever determined). 4.3.7 The Tenant will prepare, paint or otherwise appropriately treat with good quality materials and in a good and workmanlike manner all the inside surfaces of the Property usually or requiring to be prepared, painted or otherwise treated (a) in at least every fifth year of the Term, and (b) in the last three months of the Term (howsoever determined). 4.3.8 The tints, colours and patterns of all works of painting and treating in the last three months of the Term (howsoever determined) must have the prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed). Keep clean and tidy The Tenant will: 4.4.1 keep the Property clean and tidy and clear of all rubbish; 4.4.2 clean all internal glass in the Property at least once in every month (both inside and outside surfaces): 4.4.3 use the receptacles provided for the clean and efficient disposal of refuse designated by the Landlord; 4.4.4 arrange for the removal of refuse (if no such receptacles are provided) by an appropriate person; 4.4.5 prepare the refuse for collection as directed by the Landlord if the Landlord considers that the Tenant is not dealing with refuse appropriately; and 4.4.6 not burn any refuse on or near the Property Permit access The Tenant will permit the Landlord to enter the Property and to remain upon it for as long as is reasonably appropriate in order to: 4.5.1 view the state of repair, condition and decoration of it; and 12 HZE.l 0081 3.00000THL.1581 17944.7

4.5.2 ascertain whether the tenant covenants in this Underlease have been performed 4.6 Repair on notice 4.6.1 The Tenant will make good any defect in repair, maintenance, decoration, cleansing or condition of the Property for which the Tenant is liable under this Underlease within two months after service on the Tenant of a notice specifying the defect (or sooner if the notice to the Tenant reasonably requires it). 4.6.2 lf the Tenant does not comply with any notice served under clause 4.6.1 within two months (or the period specified in the notice) the Landlord, its workmen and others authorized by the Landlord may enter the Property to remedy the breach. 4.6.3 The Tenant will pay to the Landlord as a debt the cost to the Landlord of and incidental to the works and other steps taken by the Landlord or on its behalf to remedy the breach in exercise of the right in clause 4.6.2 or otherwise. 4.7 Yield up 4.7.1 Before the end of the Term (unless otherwise required by the Landlord) the Tenant will: (a) remove all internal, non-structural partitioning and all Tenant's fixtures, fittings, machinery and signs and all property of the Tenant at the Property and will reinstate any works which accommodated them; and (b) remove such other alterations made during the Term or any preceding period of occupation by the Tenant as the Landlord may require and the Tenant will reinstate the Property to their layout, design and condition prior to the carrying out of such alterations as the Landlord directs; and (c) replace all floor coverings, carpet tiles and carpeting systems with new coverings, tiles and systems. 4.7.2 The Tenant will carry out all works under this clause 4.7 in a good and workmanlike manner using good quality materials to the reasonable satisfaction of the Landlord or the Surveyor and making good all damage caused. (a) quietly yield up the Property to the Landlord with full vacant possession in a condition consistent with due performance of the tenant covenants in this Underlease; and (b) deliver to the Landlord the Health and Safety files, operation and maintenance manuals, guarantees and test, inspection and servicing certificates and records in respect of the Property, Plant and fixtures and fittings at the Property so far as the same are in the possession of the Tenant. 4.7.4 The Tenant will remove any property of the Tenant remaining in the Property following the end of the Term within three Working Days after being requested to do so by the Landlord. lf the Tenant fails to comply with such request, the THL.15B1't7944.7 13 4.7.3 At the end of the Term the Tenant will: HZE. l 0081 3.00000

4.7.5 Pay fees 4.8.1 4.8.2 Landlord may as agent of the Tenant, sell or otherwise dispose of such property. The Landlord will hold the proceeds of such sale, after deducting the costs and expenses of removal, storage and sale reasonably and properly incurred by it, to the order of the Tenant for a period of three months. At the end of such period, if the Tenant has not given written notice to the Landlord directing payment out of such sale proceeds, they will belong to the Landlord absolutely. The Tenant will indemnify the Landlord against any liability incurred by it to any other person whose property has been sold by the Landlord in the bona fide mistaken belief (which is to be presumed unless the contrary be proved) that it belonged to the Tenant and was liable to be dealt with under this clause 4.7. The Tenant will pay to the Landlord on demand all costs properly incurred by the Landlord arising out of or in connection with: (a) any application by the Tenant in connection with the Property or this Underlease (whether granted, lawfully refused, withdrawn or granted subject to lawful conditions) and any deeds and documents prepared in connection with the application, such costs to be reasonable; (b) any breach by the Tenant of this Underlease or any notice or proceedings (whether under Sections 146 or 147 of the 1925 Act or othenruise) requiring the Tenant to remedy any breach of this Underlease even if any right of re-entry or forfeiture has been waived by the Landlord or if the Tenant subsequently remedies the breach or is granted relief from forfeiture is avoided otherwise than by relief granted by the court; (c) the preparation and service of a schedule of dilapidations during the Term or after the end of the Term; (d) the supervision of the making good of any defects and wants of repair or decoration; (e) the service of a notice or any other action pursuant to the 2007 Act; the recovery of arrears of any rents or other money under this Underlease; the enforcement of any covenant or obligation of the Tenant or the Surety under this Underlease; (h) the enforcement at the request of the Tenant of the covenants on the part of the Superior Landlord contained in the Head Lease and / or the P9 Superior Lease; and (i) the abatement of any nuisance which the Tenant is responsible to abate and the execution of all works appropriate to abate the nuisance. lf any work is done by the Landlord (or by any person connected with or employed by it) rather than an independent person, the costs will be deemed to be a (f) (g) THL.158117944.7 14 H2E.10081 3.00000 4.8

4.9 Nuisances 4.9.1 4.9.2 4.9.3 4.10 Use reasonable fee not exceeding that which might properly have been charged for the work by an independent person competent to deal with that work in the ordinary course of his business. The Tenant will not bring or keep on, or emit from, the Property or any land over which the Tenant enjoys rights or amenities anything that causes nuisance, damage or disturbance to any person or that may be injurious to the value, tone, amenity or character of the Property. The Tenant will not commit any wilful or voluntary waste, spoil or destruction in or upon the Property. The Tenant will not overload any part of the structure of the Property any installations or any of the Building Systems. 4.9.4 The Tenant will (a) not allow to pass into the Conduits anything (including any noxious or deleterious effluent) that might (b) obstruct the Conduits, damage the Conduits, or be dangerous; and will immediately remedy any breach of this clause to the satisfaction of the Landlord. 4.9.5 The Tenant will not: (a) (b) (c) keep any bird or animal on the Property; keep any drugs unlawfully on the Property; make any noise at the Property that is audible outside the Property other than noise generated in the proper use of the Propefi for the Permitted User; operate any machinery or equipment that causes vibration outside the Property except for properly maintained fire and security alarms and machinery appropriate for carrying out permitted alterations to the Property; (e) use the Propefi for any use that is illegal or dangerous; or (f) use the Propefi for residential purposes. (d) 4.10.1 The Tenant will not use the Property otherwise than as the Permitted User THL.'1581 17944.7 '15 HZE. I 0081 3.00000

4.10.2 Nothing in this Underlease (or in any consent under this Underlease) about the use of the Property will imply or warrant that the Propefi may lawfully be used under the Planning Acts. 4.10.3 The Tenant must not park or place any vehicles or goods belonging to the Tenant or its employees on any of the roads adjoining the Property or affording access thereto and the Tenant must ensure that all goods arriving at or dispatched from the Property are loaded or unloaded within the Propefi. 4.10.4 The Tenant must not erect any boundary walls fences or hedges between the building line and the road frontage of the Property without the consent of the Landlord (such consent not be unreasonably withheld or delayed) and the Tenant must not erect plant or suffer to remain upon the Property or any part of the Property any other boundary walls fences or hedges (except those already erected or planted) unless the nature and particulars thereof shall have been previously approved in writing by the Landlord. 4.10.5 The Tenant shall not permit any building or structure of either a permanent or temporary nature to be created within three metres of either side of the existing foul or surface water sewers shown marked on Plan 2 or within seven metres of the boundary of the Property with Barnes-Wallis Road. 4.11 Not to vacate The Tenant will not vacate the Property or leave the Property unoccupied for a period longer than 28 days unless it has given prior written notice to the Landlord of such vacation or non- occupation and has ascertained any requirements of the Landlord's insurers and the Tenant will comply with those requirements. 4.12 Signs 4.12.1 Subject to first obtaining the Landlord's prior written consent, the Tenant shall be permitted to place its corporate signage on the exterior of the Property or on the interior of the Property so as to be visible from the exterior. 4.12.2 The Tenant will not hang, display for sale or othenryise place or deposit anything outside the Property. 4.13 Alterations 4.13.1 The Tenant will not: (a) make any additions to the Property; (b) unite the Property with any Neighbouring Property; or (c) make any alteration to the Property or to the Conduits except as permitted by this clause 4.13. The Tenant will not carry out any alterations to the Property which would result in the Property being designated as a Sub-Standard Property. 4.13.2 THL.1581 17944.7 16 HZE.1 0081 3.00000

4.13.3 4.13.4 4.13.5 4.13.6 4.13.7 4.13.8 4.13.9 The Tenant may make internal, non-structural alterations to the Property with the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed, and on the condition that the Tenant complies with the rest of this clause 4.13. Before carrying out any permitted alterations the Tenant must have: (a) obtained all appropriate consents of any competent authority; (b) paid all the charges of the relevant authority for any consents; (c) given the Landlord drawings and written specifications (together with an electronic version in a format reasonably required by the Landlord) showing the proposed alterations in sufficient detail for the Landlord to consider fully the Tenant's application for consent; (d) entered into any covenants that the Landlord reasonably requires about the alterations; lf required by any legislation (but not otherwise) the Tenant will obtain a valid EPC in respect of any works of alteration to the Property and shall: (a) engage an energy efficiency assessor that has first been approved by the Landlord (such approval not to be unreasonably withheld or delayed); and (b) deliver a copy to the Landlord (together with details of the reference number of the EPC if it is not apparent from the copy) within five Working Days of the issue of the EPC. lf any alterations made by the Tenant or any occupier of the Property invalidate any EPC for the Property or adversely affect the asset rating in any EPC then the Tenant will carry out such works as the Landlord shall reasonably requires to restore the EPC rating. Without limitation to any other provision in this Underlease the Tenant will comply with all appropriate consents of any competent authority relating to any works the Tenant carries out at the Property. The Tenant will not make any connection with the Conduits except in accordance with plans and specifications previously approved by the Landlord such approval not to be unreasonably withheld or delayed and with the appropriate consent of any competent authority, undertaker or supplier. The Tenant may without any consent of the Landlord install alter and remove internal non-structural partitions racking and other fittings and install alter and remove internal cabling and wiring (including any necessary drilling of small holes that does not adversely affect structural stability) PROVIDED that there shall be no disturbance to the floor slab and PROVIDED Further that the Tenant shall in any such case inform the Landlord at least ten Working Days before undertaking any such works and shall notifo the Landlord of completion of the same within five Working Days afterwards and does not cause any disturbance or damage to the floor or structure of the Propefi. THL.'1581 17944.7 17 HZE.1 0081 3.00000

4.13.10 ln carrying out any permitted alterations to the Property the Tenant shall: (a) so far as reasonably practicable use materials from sustainable sources; and (b) comply with such reasonable and proper principles as may be contained in any reasonable policy that the Landlord has relating to responsible propefi investment. 4.14 Alienation 4.14.1 Assignment (a) The Tenant will not assign the whole of this Underlease without the consent of the Landlord, such consent not to be unreasonably withheld or delayed. (b) The Tenant will not assign part only of this Underlease. (c) The Landlord and the Tenant agree that, for the purposes of section 19(1A) of the 1927 Act, the Landlord may refuse its consent to an assignment if any of the circumstances set out in clause (d) prevail at the date of the Tenant's application for consent to assignment or, if any arise before completion of the assignment, the Landlord may revoke any consent given. (d) The circumstances mentioned in clause (c) are that: the Basic Rent or any other money due under this Underlease is outstanding or there is any other breach of covenant by the Tenant that has not been remedied; or in the reasonable opinion of the Landlord the assignee is not of sufficient financial standing to enable it to comply with the tenant's covenants and conditions contained in this Underlease throughout the Term; or iii the assignee and the Tenant are Group Companies; or the proposed assignee is a person who immediately before the proposed assignment is or was either the guarantor of the Tenant's obligations under this Underlease or a guarantor of the obligations of a former tenant of this Underlease in an authorised guarantee agreement. (e) The Landlord and the Tenant further agree that for the purposes of section 19(1A) of the 1927 Acl the Landlord may give its consentto an assignment subject to any or all of the conditions specified in clause (f). (0 The conditions mentioned in clause (e) are lf reasonably required by the Landlord the Tenant and the Surety and any Relevant Former Tenant execute and deliver to the Landlord an authorised guarantee agreement before the earlier of (a) any assignment; and (b) the giving of occupation to the assignee; such authorised iv rHL.158117944.7 '18 HZE.l 0081 3.00000 ii guarantee agreement is to be in the form set out in Schedule 5 subject to such amendments as may be necessary to take account of changes in law since the date of this Underlease or such reasonable amendments required by the Landlord; lf reasonably required by the Landlord a person or corporation of standing acceptable to the Landlord enters into a guarantee and indemnity in the form set out in Schedule 6 subject only to such amendments as may be necessary to take account of changes in law since the date of this Underlease or such amendments as the Landlord reasonably requires or in terms from time to time reasonably determined by the Landlord; lf reasonably required by the Landlord the assignee executes and delivers to the Landlord prior to the assignment a rent deposit deed for such sum as the Landlord may reasonably determine in such form as the Landlord may reasonably require together with the payment by way of cleared funds of the sum specified in the rent deposit deed if reasonably required to do so by the Landlord; IV before the date of the assignment, the Tenant gives to the Landlord a copy of the health and safety file required to be maintained under the CDM Regulations containing full details of all works undertaken to the Property by the Tenant; the assignment is not to take place until any necessary consent of any superior landlord or mortgagee has been obtained and any lav'rfully imposed condition of such consent is satisfied; Nothing in this clause 4.14 will prevent the Landlord giving consent subject to any other reasonable condition or refusing consent to an assignment in any other circumstance, where it is reasonable to do so. 4.14.2 Underletting (a) The Tenant will not underlet the whole or part of the Propefi except in accordance with this clause 4.14.2 nor without the consent of the Landlord, such consent not to be unreasonably withheld or delayed and the consent of any mortgagee of the Landlord's interest in the Property. An application for consent is to be accompanied by full written details of the proposed underletting including the annual rent, the service charge (if any) and all other payments to be made by the intended undertenant. (b) The Tenant will not underlet the Property or any part together with any premises or any right over premises that are not included within this Underlease; at a fine or reverse premium which has not been consented to by the Landlord; so as to create more than two separate occupations (including the occupation by the Tenant. iii V (g) THL.1581 17944.7 ,,1 9 HZE. I 0081 3.00000

iv allowing any rent free period to the undertenant that exceeds the period as is then usual in the open market in respect of such a letting. (c) Any underletting of part must be of a Permitted Part. (d) The Tenant will not underlet the Property or any part unless, before the underlease is granted, or, if earlier, before the undertenant becomes contractually bound to take the underlease, the underlease is validly excluded from the operation of sections 24 to 28 (inclusive) of the 1954 Act, in accordance with the provisions of section 38A of the 1954 Act and the relevant schedules of The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and the Tenant produces to the Landlord adequate evidence of such valid exclusion as referred to in this clause (d). (e) Any underletting by the Tenant must be by deed and must include: the reservation of a rent which is not less than the full open market rental value of the premises demised at the date the same is underlet and which is payable at the same times as the Basic Rent under this Underlease provided always that such inducements may be granted as are in line with those prevailing in the market at the time; provisions for the review of rent at the same dates and on the same basis as the review of rent in this Underlease, unless the term of the underlease does not extend beyond the next Review Date; iii a covenant by the undertenant, expressed to be enforceable by the Landlord (as superior landlord at the date of grant) and its successors in title in their own right, to observe and perform the tenant covenants in the underlease and any document that is supplemental or collateral to it and the tenant covenants in this Underlease, except the covenants to pay the rents reserved by this Underlease; provisions requiring the consent of the Landlord to be obtained in respect of any matter for which the consent of the Landlord is required under this Underlease; a condition for re-entry on breach of the underlease by the undertenant; and if the Landlord reasonably so requires, a surety approved by the Landlord such approval not to be unreasonably withheld or delayed who will execute and deliver to the Landlord a deed containing direct covenants with the Landlord in the form set out in Schedule 6 subject only to such amendments as may be necessary to take account of changes in law since the date of this Underlease, amended as reasonably necessary to render the form appropriate for use on an underletting; vii an absolute prohibition on any underletting or sharing of occupation and must otherwise be: ii iv vi THL.1581 17944.7 20 HZE. l 0081 3.00000

consistent with and include tenant covenants and no less onerous (other than as to the Basic Rent) than those in this Underlease; and for a term that will expire not less than three Working Days before the end of the term of this Underlease; and in a form approved by the Landlord, such approval not to be unreasonably withheld or delayed. ln relation to any underlease granted by the Tenant, the Tenant will: not vary the terms of the underlease nor accept a surrender of the underlease without the consent of the Landlord, such consent not to be unreasonably withheld or delayed; enforce the tenant covenants in the underlease and not waive any of them nor allow any rents reserved by any underlease to be commuted or payable more than one quarter in advance nor allow any reduction in the rent payable under the underlease; and iii ensure that in relation to any rent review the revised rent is not agreed without the approval of the Landlord such approval not to be unreasonably withheld. (g) lf required by the EPC Regulations (but not otherwise) the Tenant shall obtain a valid EPC in respect of any underlease of the whole of the Property and shall: deliver a copy to the Landlord (together with details of the reference number of such EPC if not apparent from the copy) within five Working days of such EPC being issued. lf any alterations arising from the sub-lease granted by the Tenant invalidate a valid EPC for the Property (or any part or parts thereof) or adversely affect the asset rating in any such EPC then the Tenant shall carry out or procure the carrying out of such works as the Landlord shall reasonably require to restore the EPC rating. 4.14.3 Sharing occupation (a) The Tenant may share occupation of the Property with any Group Company of the Tenant but only for as long as that company remains a Group Company of the Tenant provided always that no relationship of landlord and tenant is established by that arrangement. (b) The Tenant shall provide the Landlord with full details of all and any Group Companies that from time to time during the Term are sharing occupation of the Property in accordance with the provisions of clause (a). vil vilt ix (f) (h) THL.158117944.7 21 HZE.1 0081 3.00000 i engage a qualified energy assessor; and ii

4.14.4 Charging (a) The Tenant will not charge part only of this Underlease. (b) The Tenant will not charge the whole of this Underlease without the Landlord's prior written consent, such consent not to be unreasonably withheld. 4.14.5 Prohibition of other dealings Except as expressly permitted by this Underlease, the Tenant will not assign, underlet, charge, part with or share possession or share occupation of this Underlease or the Property (whether in whole or part) or assign part with or share any of the benefits or burdens of this Underlease or in any interest derived from it, whether by virtual assignment or other similar arrangement or hold this Underlease or the Property (whether in whole or part) on trust for any person (except pending registration of a dealing permitted by this Underlease.) 4.14.6 Registration and notification of dealings and occupation (a) ln this clause a Transaction is: any dealing with this Underlease or the devolution or transmission of, or parting with possession or charging of any interest in it; or the creation of any underlease or other interest out of this Underlease, or out of any interest or underlease derived from it; any dealing with, transmission of, parting with possession of, or any devolution of any such interest or underlease; or iv the making of any other arrangement for the occupation of the Propefi (b) Promptly following completion of a Transaction by the Tenant, the Tenant will: apply to register it at Ht\I Land Registry if the Transaction is so registerable and not withdraw such application; deal with any requisitions raised by HM Land Registry promptly and properly; and; iii within one month of completion of the registration send the Landlord official copies of the titles showing completion of the registration or procure that a third party does so. (c) No later than one month after a Transaction the Tenant will: give the Landlord's solicitors written notice of the Transaction supported by two certified copies of all documents effecting or related to the Transaction; and ii THL.158117944.7 22 HZE.1 0081 3.00000

ii pay the Landlord's solicitors a registration fee of not less than f50 (plus vAT). lf the Landlord so requests, the Tenant will promptly give the Landlord written details of the occupiers of the Property and the terms upon which they occupy it. (d) 4.15 Statutory Obligations 4.15.1 The Tenant will comply (at its own cost) with the requirements of any legislation and any other obligations imposed by law or by any byelaws, orders or regulations applicable to the Property and (to the extent the Tenant has rights over them) the Common Parts or use of them. 4.15.2 Without prejudice to the generality of clause 4.15.1, the Tenant will: (a) execute all works to the Property required in order to comply with this clause 4.15; (b) not do in or near the Property any act or thing by reason of which the Landlord may under any statute incur any Losses; (c) in relation to the CDttI Regulations comply with the provisions of the CDI\I Regulations; be the only client (as defined in the CDM Regulations); fulfil in relation to all and any works all the obligations of the client as set out in or reasonably to be inferred from the CDM Regulations; make a declaration to that effect to the Health and Safety Executive in accordance with The Approved Code of Practice published by the Health and Safety Executive; and at the end of the Term forthwith deliver to the Landlord any and all health and safety files relating to the Property in accordance with the CDM Regulations. (d) undertake such surveys and take all other steps necessary to comply with the Asbestos Regulations and the Equality Act 2010 and give the Landlord a copy of the results of all surveys undertaken and the steps carried out by the Tenant following recommendations of those surveys or otherwise in order to comply with the Asbestos Regulations and the Equality Act 2010; (e) keep the Property equipped with appropriate fire-fighting apparatus and appliances and will maintain such apparatus and appliances to the Landlord's satisfaction and keep them open to inspection and will not obstruct the access to or means of working such apparatus and appliances; and V THL.1 581 17944.7 23 HZE.1 0081 3.00000 ii iii iv

4.16 Planning 4.16.1 4.16.2 4.16.3 4.16.4 (f) carry out such fire safety risk assessments and implement and maintain all necessary fire management plans pursuant to the Fire Safety Order and supply the Landlord with details of such assessment and plans. \Mthout prejudice to the generality of clause 4.15 the Tenant will: (a) comply with the Planning Acts so far as they relate to the Property or their use and will, in the event of any breach, indemnify the Landlord against all Losses; (b) obtain from the appropriate authority all licences, consents and permissions required for the carrying out at the Property of any development within the meaning of the Planning Acts; (c) not make or support any application for planning permission without the prior written consent of the Landlord; (d) pay any costs under the Planning Acts in respect of the Property or its use; (e) not before any necessary planning permission has been produced to and approved in writing by the Landlord (and the Landlord may refuse approval if anything in or omitted from the planning permission is or might be prejudicialto the Landlord's reversion to the Property) i make any alteration or addition to the Property, or ii change of use of the Property; and (f) carry out before the end of the Term any works stipulated to be carried out as a condition of any planning permission that has been implemented in whole or in part during the Term unless the Landlord directs otherwise in writing to the Tenant. lf the Tenant receives any compensation for any restriction on the user of the Property under the Planning Acts then, on the assignment or determination of this Underlease, the Tenant will pay to the Landlord a just and equitable proportion of that compensation. The Tenant will produce to the Landlord on demand all plans, documents and other evidence which the Landlord may reasonably require and which are in the Tenant's possession in order to satisfy itself that this clause 4.16 have been complied with. The Tenant will not without the Landlord's prior written consent (a) enter into agreement or planning obligation affecting the Building or the Property made under any legislation including i section 18 Public Health Act '1936, 24 HZE.1 0081 3.00000THL.158117944.7

4.17 ii section 52 Town and Country Planning Act 1971, iii section 38 and section 278 Highways Act 1980, iv section 33 Local Government (Miscellaneous Provisions) Act 1982, section 106 Town and Country Planning Act 1990, and v section 104 Water lndustry Act 1991 . (b) assume any liability for CIL or claim any reliefs or exemptions from CIL in respect of the Property. Reletting and sale notices 4.17.1 The Tenant will permit the Landlord and persons authorized by it: (a) in the case of a proposed disposal of the reversion to the Term or of any estate or interest in reversion to the Term, at any time; and (b) in any other case, at any time within six months before the end of the Term (c) to enter the Property and to affix upon any suitable part of it (but so as not to obscure any windows) a notice board for selling or letting the Property (with or without any other land). 4.17.2 The Tenant will (a) not remove or obscure any notice erected under clause 4.17.1 and (b) permit all prospective purchasers or tenants authorized by the Landlord or its agents to view the Property at all reasonable times during the day without interruption. 4.17.3 ln this clause disposal of the Landlord's interest includes a sale or grant of a reversionary lease. 4.18 Encroachments 4.18.1 The Tenant will not stop up or obstruct any windows in the Property 4.18.2 The Tenant will not permit any easement or similar right to be made or acquired against or on the Property. 4.18.3 The Tenant will not acknowledge that any right to light enjoyed by the Property is enjoyed by licence or consent. 4.18.4 The Tenant will preserve all easements and rights enjoyed by the Property 4.18.5 The Tenant will immediately notify the Landlord if any easement enjoyed by the Property is obstructed or any new easement affecting the Property is made or claimed by any third party. THL.1581 17944.7 25 HZE.1 00813.00000

4.19 Notices 4.19.1 The Tenant will give the Landlord a copy of every notice, order, direction, consent, permission, refusal or similar communication (relevant communication) affecting the Propefi or the exercise of rights granted by the Underlease within five Working Days of receipt of it by the Tenant or immediately if the relevant communication requires response or action to be taken within less than ten Working Days. 4.19.2 The Tenant will make or join the Landlord in making such objections, representations or appeals against or in connection with any relevant communication as the Landlord reasonably requires. 4.20 Notice of defects The Tenant will give written notice to the Landlord of any defect in the Property that might oblige the Landlord to do or refrain from doing any act or thing so as to comply with any duty imposed by law on the Landlord. 4.21 Observe covenants The Tenant will perform all Third Party Rights and (without prejudice to any other rights of the Landlord) will keep the Landlord indemnified from and against all Losses arising out of this clause. 4.22 lndemnity 4.22.1 The Tenant will keep the Landlord indemnified against all Losses arising directly or indirectly out of any act or omission of the Tenant or any Lawful Occupiers or as a consequence of any breach or non-performance of the tenant covenants in this Underlease, the Head Lease and the P9 Superior Lease. 4.22.2 the provisions of clause4.22.1 and all other provisions in this Underlease whereby the Tenant or the Surety covenants to indemnify the Landlord shall apply subject to: (a) the Landlord using its reasonable endeavours to mitigate its loss; (b) before claiming the Landlord shall serve notice on the Tenant or the Surety (as the case may be) specifying the breach in question and giving a reasonable period in which to remedy it; (c) the Tenant or the Surety (as the case may be) shall not be liable to indemnify the Landlord in respect of any matter arising as a result of the act, neglect or default of the Landlord or the Superior Landlord; Common facilities 4.23.1 The Tenant will pay a proper proportion for the Property of all costs payable for inspecting, constructing, repairing, maintaining, rebuilding, cleaning, operating, lighting and clearing all ways, roads, pavements, Conduits, party walls, structures, fences, passages and other conveniences that belong to or are 4.23 THL.1581',t7944.7 26 HZE.1 0081 3.00000

4.24 available for use by the Property in common with any Neighbouring Property and will keep the Landlord indemnified against all such costs. 4.23.2 The proper proportion will be determined by the Surveyor. Substitute sureties 4.24.1 The Tenant will give written notice to the Landlord within ten Working Days of the death of any surety or occurrence of an Event of Forfeiture (as defined in clause 7.3) to any surety. 4.24.2 lf required by the Landlord, the Tenant will within 20 Working Days of written request procure some other person acceptable to the Landlord to execute and deliver to the Landlord a deed of covenant in the form in clause 8 (mutatis mutandis). 4.25 VAT 4.25.1 4.25.2 4.25.3 4.26 Release Where the Tenant covenants to pay an amount of money under this Underlease, the amount will be regarded as being exclusive of VAT. Where the Tenant has agreed to reimburse the Landlord for any payment made by the Landlord the Tenant will also reimburse the Landlord for any VAT due on the payment. The Tenant will pay to the Landlord any VAT at the rate for the time being in force chargeable on all supplies by the Landlord to the Tenant upon production by the Landlord to the Tenant of a valid VAT invoice and the Landlord's decision whether or not there has been a taxable supply will be binding on the Tenant. The Tenant will not unreasonably withhold consent to a request made by the Landlord under section B of the Landlord & Tenant (Covenants) Act 1995 for a release from the landlord covenants in this Underlease. 4.27 Sustainability and EPC lf by the Tenant's act or omission the EPC rating for the Propefi or the energy efflciency environmental performance or sustainability characteristics of the Property are adversely affected the Tenant shall restore the same to their previous standing. 4.28 Superior interest The Tenant must not breach any of the Landlord's obligations relating to the Property in the Headlease and must not put the Landlord in breach of any of the tenant obligations contained in the Headlease. 5 Landlord's covenant 5.1 The Landlord covenants with the Tenant for so long as it is entitled to the reversion immediately expectant on the termination of the Term (but so that it will have no further liability after it ceases to be so entitled) that, subject to the Tenant paying the rents reserved THL.15B1 17944.7 27 HZE.l 0081 3.00000 by and complying with its obligations under this Underlease, the Tenant may peaceably enjoy the Property during the Term without any interruption by the Landlord or any persons lawfully claiming under or in trust for the Landlord. 5.2 The Head Lease On written notice from and at the expense of the Tenant the Landlord will use reasonable endeavours to procure the enforcement of the covenants on the part of the Superior Landlord contained in the Head Lease, insofar as they relate to or affect the Propefi. 5.3 Construction Guarantees Without prejudice to the Tenant's repairing obligations contained in this lease, on written notice from and at the expense of the Tenant the Landlord will use reasonable endeavours to procure the enforcement for the benefit of the Tenant of such guarantees and/or warranties or other contractual rights the Landlord has from time to time in respect of works to the Building carried out before the date of this Underlease. b lnsurance The Landlord and the Tenant agree to be bound by Schedule 7 7 General provisions It is agreed that: 7.1 Superior landlord's consent Any consent that the Landlord gives is conditional on the consent (where required) of any superior landlord being obtained. The Landlord will apply for that consent at the Tenant's cost (such costs to be reasonable and proper in the case of the Landlord's own costs only, such caveat not applying to any costs charged by any superior landlord) and, to the extent the Landlord is consenting, the Landlord must take reasonable steps to obtain it. 7.2 Forfeiture 7.2.1 lf any of the Events of Forfeiture (as defined in clause 7.3) are initiated or occurs then it will be lawful for the Landlord or any person authorized by the Landlord to re-enter the Propefi or any part of them in the name of the whole and on such re-entry the Term will end but without prejudice to any claim against the Tenant or the Surety for any antecedent breach of this Underlease. 7.2.2 It is agreed and declared that the provisions of clauses 7.2 and 7.3 and 7.4 shall apply to a'partnership'(as defined in the Partnership Act 1890) and a'limited partnership'(as defined by the Limited Partnerships Act 1907) and a'limited liability partnership' (as defined by the Limited Liability Partnerships Act 2000) subject to the modifications contained in the lnsolvency Partnerships Order 1994 and the Limited Liability Partnerships Regulations 2001 (as amended). THL.158117944.7 28 H2E.10081 3.00000

7.3 7.4 7.5 Events of forfeiture 7.3.1 ln this clause Events of Forfeiture mean any of: (a) the Tenant not paying on the due date the whole or part of the rent under this Underlease whether or not any legal demand has been made; (b) the Tenant failing to discharge any of its obligations under this Underlease; (c) the Tenant or the Surety becoming lnsolvent; (d) the Tenant or the Surety suffering lnsolvency Proceedings; (e) where the Tenant is a corporation a group company of the Tenant's being lnsolvent; and (f) where the Tenant is a corporation a group company of the Tenant's suffering lnsolvency Proceedings. Meaning of Insolvent ln this clause in relation to any person lnsolvent means any of: 7.4.1 being unable or admitting inability to pay debts as they fall due; 7.4.2 suspending payments of any debts; 7.4.3 negotiating with any creditors about rescheduling indebtedness for any reason; 7.4.4 the value of assets being less than liabilities (taking into account contingent and prospective liabilities); or 7.4.5 applying for or obtaining a moratorium for the whole or any part of indebtedness, whether pursuant to an administration or to Part A1 of the lnsolvency Act 1986 or otherwise. Meaning of lnsolvency Proceedings ln this clause in relation to any person lnsolvency Proceedings means the taking of any corporate action, legal proceedings or other procedure or steps in relation to any of: 7.5.1 suspension of any payments; 7.5.2 moratorium of any indebtedness; 7.5.3 winding-up; 7.5.4 dissolution, administration, restructuring (pursuant to Part 26A of the Companies Act 2006) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) except (in the case of a company) solvent liquidation or reorganisation; 7.5.5 composition, compromise, assignment, or arrangement with any creditor; THL.1581 17944.7 29 HZE. I 0081 3.00000

7.6 7.7 7.5.6 appointment of a liquidator (except on a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or similar officer for the person or any part of its assets; 7.5.7 (in the case of an individual only) appointment of a trustee in bankruptcy or a provisional receiver or similar officer for that individual or any part of his assets; or 7.5.8 the enforcement of any security or distraint by anyone over any assets; or 7.5.9 the service of any notice or any other action pursuant to Sectron 72 of lhe 2007 Act. Neighbouring Propefi 7.6.1 The Landlord and all others authorised by it may: (a) pull down, alter, erect, rebuild or otherwise deal with or permit or suffer to be pulled down, altered, erected, rebuilt or othenarise dealt with any Neighbouring Property to any extent and in any manner desired; or (b) use any Neighbouring Property in any way even if access of light and air to the Property or any easements, rights or amenities are obstructed or interfered with and even if the Tenant objects on any ground. 7.6.2 ln exercising any of its rights under this clause 7.6 the Landlord will maintain proper support for the Property. Service of notices 7.7.1 Any notice served under this Underlease by the Landlord on the Tenant or the Surety must be served by hand or sent by pre-paid special delivery post or recorded delivery post addressed to the Tenant or the Surety as the case may be at its registered office or if the Tenant or the Surety as the case may be is an individual at its last known address. 7.7.2 Any notice served under this Underlease on the Landlord must be served by hand or sent by pre-paid special delivery post or recorded delivery addressed to the Landlord at its registered office or if the Landlord is an individualat its last known address. 7.7.3 Any notice given in accordance with clauses 7.7.1 or 7.7.2 will be deemed to have been received: 7.7.4 7.7.5 (a) if delivered by hand, at the time the notice is left at the proper address; or (b) if sent by pre-paid special delivery post or recorded delivery, on the first Working Day after posting. Any notice, consent, approval, requirement or other communication required or authorized by this Underlease will be valid only if it is in writing. E-mail and fax are not valid methods of service of notices under this Underlease. THL.158117944.7 30 HZE.1 0081 3.00000

7.8 7.9 7.7.6 While the Landlord is a company registered in the United Kingdom, any notice to be served on the Landlord under this Underlease must be addressed to the Landlord. 7.7.7 Service upon the Tenant will also be deemed to be service on the Surety. No implied easements 7.8.1 Nothing will: (a) confer on the Tenant any right to the benefit of or to enforce any covenant, condition or agreement relating to any other property belonging to the Landlord; (b) limit, affect, restrict or interfere with the full and free right and liberty of the Landlord at any time to deal in any manner which the Landlord may think fit with any other property belonging to the Landlord whether for the purposes of any work of renewal, construction, alteration, improvement, demolition and ancillary works or otherwise; (c) confer on the Tenant anything mentioned or referred to in section 62 of the 1925 Act or the rule in Wheeldon v Burrows (1879) 12 Ch D 31 except for those expressly in this Underlease; and (d) The Tenant will not acquire or become entitled to any extra rights over any other property belonging to the Landlord. 7.8.2 The grant of this Underlease does not and is not intended to create or pass any easements or other rights for the benefit of the Property or the Tenant or any other occupiers of the Property in respect of any Neighbouring Property. 7.8.3 Any light or air or amenities at any time enjoyed by the Property is deemed to be enjoyed by consent except as stated otherwise in this Underlease. No waiver 7.9.1 lf the Landlord accepts or demands the Basic Rent or any money under this Underlease from the Tenant with the knowledge of any breach of this Underlease, the Landlord's right to forfeit this Underlease on the grounds of the breach is to remain in force. 7.9.2 The Tenant may not rely upon any acceptance or demand for payment in any forfeiture proceedings brought on the grounds of any breach. 7.10 No compensation The Tenant is not entitled on quitting the Property to claim from the Landlord any compensation unless and to the extent that any legislation precludes the operation of this clause. THL.1581 17944.7 31 HZE.1 0081 3.00000

7.11 Disputes Any dispute between the Tenant and the tenants or occupiers of any Neighbouring Property about the Property or any neighbouring Property (or use of either), pafi or other walls separating the Property from any Neighbouring Property or the amount of any contribution towards the costs of common facilities will be decided by the Landlord whose decision will be binding upon all parties to the dispute. 7.12 Break clause 7.12.1 The Tenant may subject to compliance with the provisions of this clause end the Term on the Break Date by giving to the Landlord not less than six months' prior written notice to that effect. lf notice is given under this clause the Term will end on the Break Date but without prejudice to any claim by either party against the other in respect of any antecedent breach of any covenant or condition in this Underlease. 7 .12.2 lt is a condition to the exercise of the right under this clause that: (a) on the Break Date there are no subsisting arrears of the Basic Rent; and 7.12.3 The Landlord shall within fifteen Working Days after termination of the Term repay to the tenant all sums prepaid by the Tenant in respect of the Basic Rent and insurance of the Property from but excluding the Break Date to and including the last day of the respective periods for which they were paid duly apportioned on a daily basis. 7.12.4 No rights of the nature in this clause will be included on renewal of this Underlease whether renewal is pursuant to a statutory right of the Tenant or otheruvise. 7.12.5 lf the Term does not end pursuant to the provisions of this clause 7.12 then the Basic Rent payable shall be a peppercorn (if demanded) from and including the Break Date to but excluding the date being four months after the Break Date. 7.13 Acknowledgements 7.13.1 The Tenant and separately the Surety acknowledges and confirms to the Landlord that: (a) this Underlease has not been entered into wholly or partly in reliance on any statement or representation made by or on behalf of the Landlord except any statement or representation expressly in this Underlease; (b) (without prejudice to sub-clause (a)) no representations have been made to the Tenant by or on behalf of the Landlord about: (c) the condition of the Propefi; THL.158117944.7 aa HZE.1 0081 3.00000 (b) on the Break Date the Tenant delivers the Propefi to the Landlord with no subsisting underleases and / or occupational interests.

(f) (d) the applicability or othenarise to the Property of any requirements of any Environmental Law; (e) the suitability of the Property for any purpose whatsoever; it will not be excused or released from any of the Tenant's obligations in this Underlease whether or not the performance of those obligations involves work or expenditure to make good rectify remove treat or render harmless contaminating substances (whether before or during the Term), or ii to make good any damage caused by any Hazardous Substance on the Property or elsewhere; (g) it has made its own independent investigation of the Property and is relying solely on those investigations. 7.14 Release 7.15 7.16 The Tenant unconditionally releases the Landlord from all liability for Losses directly or indirectly arising from the condition of the Property including the presence (before or during the Term) of any Hazardous Substance. Third party rights 7.15.1 Nothing in this Underlease is intended to confer any benefit on any person who is not a party to it. 7.15.2 The parties may, by agreement, vary this Underlease without the consent of any third party to whom the right of enforcement of any of its terms has been expressly provided. HM Land Registry 7.16.1 lt is agreed that any notice of any matter relating to the terms of this Underlease applied for by the Tenant will be in the form of a unilateral notice. 7.16.2 Promptly following completion of this Underlease, the Tenant will: (a) apply to register it at HM Land Registry if this Underlease is so registerable and not withdraw such application; (b) dealwith any requisitions raised by HI\I Land Registry expeditiously and properly; and within one month of completion of the registration send the Landlord official copies of the titles showing completion of the registration or procure that a third party does so. 7 .16.3 Within one month after the end of the Term (and notwithstanding the fact that the Term has ended) the Tenant will apply to close the registers of title to this Underlease at HM Land Registry diligently deal with that application so as to THL.I58117944.7 HZE. I 0081 3.00000 procure that the registers are closed and keep the Landlord informed of the progress of the application. 7.17 Entry on the Property by the Landlord and others 7.17.1 lf the Landlord or any other person enters on to or over the Property whether pursuant to the Tenant's covenants of or the rights reserved by this Underlease then notwithstanding any other provision in this Underlease; (a) any person so entering shall complete such inspection works or othertask for which entry was made as quickly and efficiently as reasonably possible causing as little damage and destruction as reasonably possible and making good any physical damage caused in the exercise of such right to the Property as soon as reasonably possible free of expense to the Tenant to the reasonable satisfaction of the Tenant; (b) any person so entering shall comply with the reasonable security requirements of the Tenant and any other occupiers of the Propefiy provided they have first been notified to the Landlord in advance; and (c) such rights may be exercised for works to be carried out only to the extent that such works cannot otherwise reasonably and economically be carried out without entry on to the Property. (d) any person intending to enter must except in case of emergency give reasonable prior notice to the Tenant of such intention. Surety Guarantee ln consideration of the demise of the Property in this Underlease, the Surety guarantees to the Landlord that the Tenant shall: 8.1.1 pay the rents reserved by and will observe and perform the other obligations on the part of the Tenant contained in this Underlease and if the Tenant fails to pay any of those rents or to observe and perform any of those obligations, then the Surety shall pay or observe and perform them; and 8.1.2 observe and perform any obligations the Tenant enters into in an 'authorised guarantee agreement' (as defined by the 1995 AcQ and that if the Tenant fails to do so, then the Surety shall observe and perform those obligations. 8.2 lndemnity The Surety covenants with the Landlord as primary obligor, and as a separate and independent obligation and liability from its obligations and liabilities under clauseB.l, to indemnify and keep indemnified the Landlord against all losses damages, costs, claims, liabilities, demands and expenses whatsoever arising out of: 8.2.1 any act or omission of the Tenant or any Lawful Occupiers or as a consequence of any breach or non-performance of the tenant covenants in this Underlease, the Head Lease and the P9 Superior Lease; and I 8.1 THL.1581 17944.7 34 HZE.1 0081 3.00000

8.2.2 the Tenants failure to observe and perform any of the obligations the Tenant enters into in an 'authorised guarantee agreement' (as defined by the 1995 AcQ. 8.3 Liability of the Surety 8.3.1 The liability of the Surety to the Landlord under clauses8.1.1 and 8.2.1 above shallcontinue in fullforce and effect untilthe end of the Term or untilthe Tenant is released from the tenant covenants in this Underlease by virtue of the 1995 Act. 8.4 8.3.2 The liabilities of the Surety under this clause 8 will not in any way be reduced, released, discharged or otherwise affected by: (a) any time or indulgence being given to the Tenant or any other person; or (b) any arrangement made with the Tenant or any other person; or (c) any variation to the terms of this Underlease; or (d) any act or omission by the Landlord; or (e) the surrender of any part of the Property; or (0 the Tenant being dissolved or struck off; or (g) (without limitation to the provisions of clause 8.4) the disclaimer of the Tenant's liabilities under this Underlease or the forfeiture of this Underlease. 8.3.3 Any sums payable by the Surety shall be made without any deduction, set-off or counter-claim against the Landlord or the Tenant. Surety to take new lease or make payment lf this Underlease is disclaimed or forfeited and if so required by the Landlord within six months of the forfeiture or the Landlord receiving notice of the disclaimer then the Surety will (at the option of the Landlord): 8.4.1 at its own cost accept a new lease of the Property on the terms set out in clause 8.5; or 8.4.2 pay to the Landlord on demand an amount equal to the rents reserved by this Underlease that would have been payable under this Underlease but for the disclaimer or forfeiture until whichever is the earlier of the date on which the Propefi is fully re-let, the date six months after the date of the disclaimer or forfeiture, and the expiry of the Term. THL.158117944.7 35 HZE.1 00813.00000

8.5 New lease terms 8.5.1 The terms of any new lease to be taken by the Surety under clause 8.4 are to be the same as the terms of this Underlease except as follows: (a) the new lease will be for a term equal in length to the unexpired part of the Term as at the date on which the relevant forfeiture or disclaimer occurred; (b) the term of the new lease will commence on the date on which the relevant forfeiture or disclaimer occurred; and (c) the Basic Rent under the new lease will be the same as the Basic Rent payable under this Underlease on the date on which the relevant forfeiture or disclaimer occurred or that would be payable but for any abatement or rent suspension under this Underlease and subject to review at the same times and in the same manner as those reviews of the Basic Rent that would have occurred under this Underlease had it continued. 8.5.2 The Landlord will send or cause to be sent to the Surety a counterpart of the new lease for execution and on receipt the Surety will immediately execute and deliver to the Landlord the counterpart. 8.5.3 The Surety will pay the reasonable costs properly incurred by the Landlord in connection with the grant of the new lease. 8.6 No participation in security 8.6.1 The Surety will not be entitled to participate in any security held by the Landlord in respect of the Tenant's obligations to the Landlord under the Underlease until the obligations on the part of the Surety or of the Tenant under the Underlease have been performed or discharged. 8.6.2 Following the taking of any step in connection with any voluntary arrangement or other compromises or arrangement for the benefit of any creditors of the Tenant, the Surety will not exercise any right or remedy that it may have against the Tenant to recover any amount paid or other obligation performed by the Surety under this clause B. The Surety shall at the request of the Landlord (and at the expense of the Surety) join in and give its consent to the terms of any consent; approval; variation or other document that may be entered into by the Tenant in connection with this Underlease. 8.8 Saving provisions 8.8.1 Any provision of this clauseB rendered void by virtue of section 25 of the 1995 Act is to be severed from all of the remaining provisions and the remaining provisions are to be preserved. THL.'1581 17944.7 36 HZE.1 0081 3.00000 8.7 Variations and supplementaldocuments

I 8.8.2 lf any provision of this clause I extends beyond the limits permitted by section 25 of the 1995 Act, then that provision is to be varied so as not to extend beyond those limits. 8.9 Landlord's successors benefit 8.10 The provisions of this clause 8 are for the benefit of the Landlord and its successors in title without the need for any express assignment. General Go-operation The Landlord and the Tenant shall each co-operate with the other: 8.10.1 by the Tenant providing whatever information the Landlord reasonably requires relating to the energy and water consumption and waste management statistics for the Property; and 8.10.2 in a reasonable manner in respect of any energy saving or carbon reduction initiative that the Tenant may choose to implement (but not so as to breach any of the Tenant's covenants) in relation to its use of the Property. Environmental Provisions The Tenant shall 9.1 within 15 working days of written request, provide at its own expense (but not more than twice in any 12-month period) to the Landlord or its authorised representatives all information and data in the possession of the Tenant regarding the energy and water consumption at and the waste production and recycling from the Property; use reasonable endeavours to comply with the Environmental Management Plan during the Term; use all reasonable endeavours not adversely to affect the asset rating for the Property as expressed in the EPC; permit the Landlord or its authorised representatives at all times on reasonable prior written notice to enter and remain upon the Property (with or without workmen, tools or equipment) for the purposes of: 9.4.1 reviewing or measuring the Tenant's energy and water use; and/or 9.4.2 carrying out works pursuant to the Environmental Management Plan; and/or 9.4.3 installing at the cost of the Tenant separate sub-metering of utilities. New lease 9.2 9"3 10 This Underlease is a new tenancy for the purposes of section 1 of the 1995 Act. This Underlease has been executed as a deed and is delivered on the date stated at the beginning of it. 9.4 THL.1581 17944.7 a7 H2E.10081 3.00000

EXECUTED as a deed by **URBAN LOGISTICS ACQUISITIONS 2 LIMITED** acting by

CHRISTOPHER TURNER, a director, in the presence of:

S. Crockett
Witness

Name: SOPHIE CROCKETT

Address: BOND HOUSE
LONDON, W1C 2AN
....

Occupation:......................

[signature]
Director

EXECUTED as a deed by **PFS GLOBAL SERVICES UK LIMITED** acting by

____________________, a director, in the presence of:

....
Director

....
Witness

Name:............................

Address:.........................
....
....
....

Occupation:......................

EXECUTED and **DELIVERED** as a **DEED** by **PFS WEB, INC. a company incorporated in Delaware, acting** by

____________________ who, in accordance with the laws of that territory is acting under the authority of the company.

Signature in the name of the company

PFS WEB INC

....
Authorised Signatory

THL.158117944.7 58 HZE.100813.00000